EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000-2002 Share Incentive Plan, the 2005 Equity Incentive Plan and the 2005 Non-Employee Directors’ Share Option Plan of VistaPrint Limited of our report dated July 22, 2005, except for Note 13, as to which the date is August 15, 2005, with respect to the consolidated financial statements of VistaPrint Limited included in its Registration Statement (Form S-1 No. 333-125470) and related prospectus for the fiscal year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 18, 2005